Exhibit 10.1
SECOND AMENDMENT
          SECOND AMENDMENT, dated as of August 12, 2008 (this “Second Amendment”), to the Five-Year Credit Agreement, dated as of October 13, 2004, as amended February 20, 2008 (as amended, supplemented or otherwise modified, the “Credit Agreement”), among LIZ CLAIBORNE, INC., a Delaware corporation (the “Borrower”), the lenders party thereto (the “Lenders”), BANK OF AMERICA, N.A., CITIBANK, N.A., SUNTRUST BANK and WACHOVIA BANK, NATIONAL ASSOCIATION, as syndication agents (the “Syndication Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).
W I T N E S S E T H:
          WHEREAS, the Borrower, the Lenders, the Syndication Agents and the Administrative Agent are parties to the Credit Agreement;
          WHEREAS, the Borrower has requested certain amendments to the Credit Agreement as set forth herein; and
          WHEREAS, the Required Lenders have consented to the requested amendments as set forth herein;
          NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
          1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein which are defined in the Credit Agreement are used herein as therein defined.
          2. Amendments to Section 1.01. Section 1.01 of the Credit Agreement is hereby amended as follows:
          (a) By inserting the following definitions in appropriate alphabetical order:
          “Asset Coverage Ratio” means, as at the last day of any period, the ratio of (a) the aggregate of the assets of the Borrower and its Subsidiaries at such date set forth on the Borrower’s consolidated balance sheet opposite the captions “Cash and cash equivalents,” “Marketable securities,” “Accounts receivable — trade, net,” and “Inventories, net,” and 35% of the aggregate of the assets of the Borrower and its Subsidiaries at such date set forth on the Borrower’s consolidated balance sheet opposite the caption “Property and Equipment, Net” to (b) Consolidated Total Debt as at such day.
          “Bilateral Agreements” means the agreements listed on Schedule 1.01(a), as such Schedule may be modified from time to time by the Borrower upon notice to the Administrative Agent; provided that the aggregate credit lines under the Bilateral Agreements shall not be increased by more than €40,000,000.

          “Bilateral Counterparties” means any party to a Bilateral Agreement that is not the Borrower or an Affiliate thereof.
          “Bilateral Indebtedness” means any Indebtedness of the Borrower under or in respect of a Bilateral Agreement.
          “Borrower Obligations” means the unpaid principal of and interest on the Loans, Reimbursement Obligations and Bilateral Indebtedness and all other obligations and liabilities of the Borrower (including, without limitation, interest thereon accruing at the then agreed rate after the maturity thereof and interest accruing at the then agreed rate after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent, any Issuing Lender, any Bilateral Counterparty or any Lender (or, in the case of any Hedging Agreement or Specified Cash Management Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents, any Letter of Credit, any Hedging Agreement, any Specified Cash Management Agreement or any Bilateral Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, to the Issuing Lenders, to the Lenders (or, in the case of any Hedging Agreement or Specified Cash Management Agreement, to any Affiliate of any Lender) or to the Bilateral Counterparties that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).
          “Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Commercial Letters of Credit” has the meaning set forth in Section 3.01.
          “Commercial L/C Commitment” means $250,000,000.
          “Commercial L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Commercial Letters of Credit and (b) the aggregate amount of drawings under Commercial Letters of Credit that have not then been reimbursed pursuant to Section 3.05.
          “Guarantor Obligations” means, with respect to any Subsidiary Guarantor, all obligations and liabilities of such Subsidiary Guarantor to the Administrative Agent, any Issuing Lender, any Lender (or, in the case of any Hedging Agreement or Specified Cash Management Agreement, any Affiliate of any Lender) or any Bilateral Counterparty which may arise under or in connection with any Loan Document, any Hedging Agreement, any Specified Cash Management Agreement or any Bilateral Agreement to which such Subsidiary Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, to the Issuing Lenders, to the Lenders (or, in the case of any Hedging Agreement or Specified Cash Management Agreement, to any Affiliate of any Lender) or to the Bilateral Counterparties that are required to be paid by such

Subsidiary Guarantor pursuant to the terms of any other Loan Document, any Hedging Agreement, any Specified Cash Management Agreement or any Bilateral Agreement).
          “Principal Offices” means the principal offices of the Borrower, located at One Claiborne Avenue, North Bergen, NJ 07047.
          “Second Amendment” means the Second Amendment, dated as of August 12, 2008, to this Agreement.
          “Second Amendment Effective Date” has the meaning set forth in the Second Amendment.
          “Security Documents” has the meaning set forth in Section 6.12(a).
          “Specified Cash Management Agreement” means any agreement providing for treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Subsidiary Guarantor and any Lender or Affiliate thereof, which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the Borrower or such Subsidiary Guarantor, as a “Specified Cash Management Agreement”.
          “Springing Lien” has the meaning set forth in Section 6.12(a).
          “Springing Lien Event” means the event that the Leverage Ratio as at the last day of any fiscal quarter set forth below exceeds the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Leverage Ratio
6/30/08	3.00:1.00
9/30/08	3.25:1.00
12/31/08	2.50:1.00
3/31/09	2.50:1.00
6/30/09	2.25:1.00
9/30/09	2.25:1.00
          “Standby L/C Commitment” means $40,000,000.
          “Standby L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Standby Letters of Credit and (b) the aggregate amount of drawings under Standby Letters of Credit that have not then been reimbursed pursuant to Section 3.05.
          “Standby Letters of Credit” has the meaning set forth in Section 3.01(a).
          (b) By amending the definition of “Applicable Rate” by (i) deleting the first paragraph of and table therein and inserting the following in lieu thereof:
          “Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan, Euro Reference Rate Revolving Loan, ABR Revolving Loan, Commercial

Letter of Credit or Standby Letter of Credit, as the case may be, or with respect to the facility fees payable hereunder, the applicable rate per annum set forth below under the caption “Eurocurrency Spread,” “ABR/Euro Reference Rate Spread,” “Facility Fee Rate,” “Commercial Letter of Credit Fee,” or “Standby Letter of Credit Fee,” based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

		Euro-	ABR/Euro	Facility	Commercial	Standby
		currency	Reference	Fee	Letter of	Letter of
Level	Rating	Spread	Spread	Rate	Credit Fee	Credit Fee
I	BBB+/Baa1	1.500%	0.750%	0.250%	0.875%	1.750%
II	BBB/Baa2	1.700%	1.000%	0.300%	1.000%	2.000%
III	BBB-/Baa3	1.900%	1.250%	0.350%	1.125%	2.250%
IV	BB+/Ba1	2.100%	1.500%	0.400%	1.250%	2.500%
V	BB/Ba2	2.300%	1.750%	0.450%	1.375%	2.750%
VI	< BB/Ba2	2.500%	2.000%	0.500%	1.500%	3.000%
and (ii) by deleting the last sentence of the definition of “Applicable Rate.”
          (c) By deleting the definition of “Consolidated EBITDA” and inserting in lieu thereof the following:
          “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of Consolidated Net Income for such period, the sum of (a) income or franchise tax expense, (b) interest expense, both expensed and capitalized, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges, and (g) cash restructuring charges, store closures and other non-recurring cash and non-cash charges, in each case, related to streamlining and brand exiting related activities, provided that the amounts referred to in this clause (g) shall not, in the aggregate, exceed (i) for fiscal year 2008, $110,000,000 and (ii) for fiscal year 2009, $10,000,000 and minus, to the extent included in the statement of Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.
          (c) By deleting the definition of “L/C Obligations” and inserting in lieu thereof:
          “L/C Obligations” means at any time, the sum of the Standby L/C Obligations and the Commercial L/C Obligations.
          (d) By deleting the definitions of “Augmenting Lender”, “L/C Commitment” and “Increasing Lender.”

          3. Amendment to Section 2.02. Section 2.02 of the Credit Agreement is hereby amended by deleting clause (e) thereof.
          4. Amendment to Section 3.01. Section 3.01 of the Credit Agreement is hereby amended by deleting clause (a) thereof and inserting in lieu thereof the following:
          (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.04(a), agrees to issue letters of credit for the account of the Borrower on any Business Day during the Availability Period as follows:
A. standby letters of credit (collectively, the “Standby Letters of Credit”) in a form reasonably satisfactory to the Issuing Lender and in favor of such beneficiaries as the Borrower shall specify from time to time (which shall be reasonably satisfactory to the Issuing Lender); and
B. commercial letters of credit in the form of the Issuing Lender’s standard commercial letters of credit (“Commercial Letters of Credit”) in favor of sellers of goods or services to the Borrower or its Subsidiaries (the Standby Letters of Credit and Commercial Letters of Credit being referred to collectively as the “Letters of Credit”);
provided that no Issuing Lender shall have an obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) (A) the Standby L/C Obligations would exceed the Standby L/C Commitment or (B) the Commercial L/C Obligations would exceed the Commercial L/C Commitment or (ii) the sum of the Revolving Credit Exposures would exceed the total Commitments. Each Letter of Credit shall be issued under the Dollar Tranche Commitments or the Multi-Currency Commitments or a combination thereof, as determined by the Borrower in its request for the issuance of such Letter of Credit pursuant to Section 3.02; provided no Issuing Lender shall have an obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the sum of the Dollar Tranche Revolving Credit Exposures would exceed the total Dollar Tranche Commitments or (ii) the sum of the Multi-Currency Tranche Revolving Credit Exposures would exceed the total Multi-Currency Tranche Commitments. Each Letter of Credit shall (i) be denominated in dollars and (ii) expire no later than the earlier of (x) (A) in the case of Standby Letters of Credit 365 days after the date of issuance and (B) in the case of Commercial Letters of Credit 180 days after the date of issuance and (y) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referenced in clause (y) above).
          5. Amendment to Article VI. Article VI of the Credit Agreement is hereby amended by inserting the following as Section 6.12:
          SECTION 6.12. Grant of Security Interest.
          (a) The Borrower will, and will cause each of the Subsidiary Guarantors to, no later than 15 Business Days after the occurrence of a Springing Lien Event, grant to the Administrative Agent, for the benefit of the Lenders, Affiliates of Lenders (in the case of Borrower Obligations and/or Guarantor Obligations under or in respect of Hedging Agreements and/or Specified Cash Management Agreements) and the Bilateral Counterparties, and take all actions necessary or advisable to perfect, a first priority (subject to customary exceptions) security interest securing the Borrower Obligations or Guarantor Obligations, as applicable (the “Springing Lien”), in all of the Borrower’s and the Subsidiary Guarantors’ tangible and intangible assets (including, without limitation, intellectual property, real property and all of the capital stock of each of its material direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries to the extent a pledge of a greater percentage could reasonably be expected to result in adverse tax consequences)), except for those assets as to which the Administrative Agent shall determine in its sole reasonable discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby; provided that (A) the Springing Lien shall be granted and perfected pursuant to documentation (including legal opinions of counsel to the Borrower) substantially in the form that shall be approved by the Administrative Agent (the “Security Documents”) in its sole discretion, (B) with respect to real property, the Borrower will, and will cause each of the Subsidiary Guarantors to, grant and perfect the Springing Lien in accordance with this Section 6.12(a) no later than 30 Business Days after the occurrence of a Springing Lien Event, (C) to the extent that other existing Indebtedness of the Borrower is required to be equally and ratably secured with the Indebtedness incurred under this Agreement, such Indebtedness shall be so secured and (C) the Administrative Agent, on behalf of the Lenders and the Bilateral Counterparties, shall have the authority to release the Springing Lien on any assets sold, transferred, leased or otherwise disposed of in a transaction permitted under this Agreement (including inventory sold in the ordinary course of business). Notwithstanding Section 10.02, the Administrative Agent shall be permitted to make technical changes to the affected provisions of this Agreement to the extent necessary to implement the provisions of this Section, without the consent of any other Person.
          (b) With respect to any tangible or intangible assets (including, without limitation, intellectual property, real property and all of the capital stock of each of its material direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries to the extent a pledge of a greater percentage could reasonably be expected to result in adverse tax consequences)) acquired after the Springing Lien Event by the Borrower or any Subsidiary Guarantor or owned by a Subsidiary that becomes a Subsidiary Guarantor after the Springing Lien Event, in either case as to which the Administrative Agent, for the benefit of the Lenders, Affiliates of Lenders (in the case of Borrower Obligations and/or Guarantor Obligations under or in respect of Hedging Agreements and/or Specified Cash Management Agreements) and the Bilateral Counterparties, does not have a perfected Lien, the Borrower will, and will cause each of the Subsidiary Guarantors, to promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, Affiliates of Lenders (in the case of Borrower Obligations and/or Guarantor Obligations under or in respect of Hedging Agreements and/or Specified Cash Management Agreements) and the Bilateral Counterparties, a security interest in such property, except for those assets as to which the Administrative Agent shall determine in its sole reasonable discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, Affiliates of Lenders (in the case of Borrower Obligations and/or Guarantor Obligations under or in respect of Hedging Agreements and/or Specified Cash Management Agreements) and the Bilateral Counterparties, a perfected first priority security interest in such property.

          (c) For the avoidance of doubt, in the event that, subsequent to the occurrence of a Springing Lien Event, the Leverage Ratio as at the last day of any fiscal quarter does not exceed the applicable Leverage Ratio for such fiscal quarter in the definition of “Springing Lien Event”, the obligations of the Borrower and the Subsidiary Guarantors pursuant to this Section 6.12 will continue in effect, and the Administrative Agent will not be under any obligation to release the Collateral from the Liens created pursuant to this Section 6.12.
          6. Amendment to Article VII. Article VII of the Credit Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the provisions in Annex I hereto.
          7. Additional Schedules. The Credit Agreement is hereby amended by adding thereto Schedule 1.01(a) and Schedule 7.05(iii) in the form, respectively, of Schedule 1.01(a) and Schedule 7.05(iii) hereto.
          8. Conditions to Effectiveness of this Amendment. This Second Amendment shall become effective on and as of the date (such date the “Second Amendment Effective Date”) on which each of the following conditions are met:
          (a) this Second Amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders; and
          (b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Second Amendment Effective Date) of (i) Kramer Levin Naftalis & Frankel LLP, counsel for the Borrower, and (ii) Nicholas J. Rubino, General Counsel of the Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.
          9. Miscellaneous.
          (a) Representation and Warranties. The Borrower hereby represents that as of the Second Amendment Effective Date each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects as if made on and as of such date (it being understood and agreed that any representation or warranty that by its terms is made as of a specific date shall be required to be true and correct in all material respects only as of such specified date), and no Default or Event of Default has occurred and is continuing after giving effect to the amendments contemplated herein.
          (b) Effect. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Loan Documents shall remain unamended and not waived and shall continue to be in full force and effect.
          (c) Counterparts. This Second Amendment may be executed by one or more of the parties to this Second Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Second Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

          (d) Severability. Any provision of this Second Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          (e) Integration. This Second Amendment and the other Loan Documents represent the agreement of the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.
          (f) GOVERNING LAW. THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LIZ CLAIBORNE, INC.
By:	/s/ Andrew Warren
	Name:	Andrew Warren
	Title:	Chief Financial Officer

JPMORGAN CHASE BANK, as Administrative Agent and a Lender
By:	/s/ Jules Panno
	Name:	Jules Panno
	Title:	Vice President

BANK OF AMERICA, N.A., as Syndication Agent and a Lender
By:	/s/ Thomas Kainamura
	Name:	Thomas Kainamura
	Title:	Vice President

CITIBANK, N.A., as Syndication Agent and a Lender
By:	/s/ John McQuiston
	Name:	John McQuiston
	Title:	Vice President and Director

The Bank of Tokyo — Mitsubishi UFJ, Ltd., as a Lender
By:	/s/ Lillian Kim
	Name:	Lillian Kim
	Title:	Authorized Signatory

WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent and a Lender
By:	/s/ Susan T. Gallagher
	Name:	Susan T. Gallagher
	Title:	Director

COMMERZBANK AG NEW YORK AND GRAND CAYMAN BRANCHES
By:	/s/ Christopher Winthrop
	Name:	Christopher Winthrop
	Title:	Vice President

By:	/s/ Jennifer O'Neill
	Name:	Jennifer O'Neill
	Title:	Assistant Cashier

FORTIS CAPITAL CORP., as a Lender
By:	/s/ Elaine Kan
	Name:	Elaine Kan
	Title:	Assistant Vice President

By:	/s/ Gill Dickson
	Name:	Gill Dickson
	Title:	Director

THE HUNTINGTON NATIONAL BANK, as a Lender
By:	/s/ Steven P. Clemens
	Name:	Steven P. Clemens
	Title:	Senior Vice President

Israel Discount Bank of New York, as a Lender
By:	/s/ James M. Morton
	Name:	James M. Morton
	Title:	First Vice President

By:	/s/ David Herzog
	Name:	David Herzog
	Title:	First Vice President

COMERICA BANK, as a Lender
By:	/s/ Sarah R. West
	Name:	Sarah R. West
	Title:	Vice President

Union Bank of California, N.A., as a Lender
By:	/s/ Ching Lim
	Name:	Ching Lim
	Title:	Vice President

HSBC Bank USA N.A., as a Lender
By:	/s/ Kyu Hwang
	Name:	Kyu Hwang
	Title:	Senior Vice President

US Bank, N.A., as a Lender
By:	/s/ Frances W. Josephic
	Name:	Frances W. Josephic
	Title:	Vice President

ING BANK N.V., Amsterdam, as a Lender

On the condition that the 2nd quarter results of 2008 will not deviate materially from what has been communicated to the Lender via the Agent in the Liz Leverage Cushion Calculations — Quarterly (projections as of July 16, 2008).

By:	/s/ Marianne Elfrink-Rijntjes
	Name:	Marianne Elfrink-Rijntjes
	Title:	Vice President

By:	/s/ Arnold Esser
	Name:	Arnold Esser
	Title:	Managing Director

The Bank of New York Mellon, as a Lender
By:	/s/ David B. Wirl
	Name:	David B. Wirl
	Title:	Vice President

ANNEX I
ARTICLE VII
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or been cancelled, the Borrower covenants and agrees with the Lenders that:
          SECTION 7.01. Financial Covenants.
          (a) Leverage Ratio. The Borrower will not permit the Leverage Ratio as at the last day of any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter.

Fiscal Quarter	Leverage Ratio
6/30/08	3.25:1.00
9/30/08	3.50:1.00
12/31/08	2.75:1.00
3/31/09	2.75:1.00
6/30/09	2.75:1.00
9/30/09	2.75:1.00
          (b) Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower to be less than 1.75 to 1.00.
          (c) Asset Coverage Ratio. The Borrower will not permit the Asset Coverage Ratio as at the last day of any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Asset Coverage Ratio
6/30/08	1.00:1.00
9/30/08	1.10:1.00
12/31/08	1.10:1.00
3/31/09	1.10:1.00
6/30/09	1.10:1.00
9/30/09	1.10:1.00
          SECTION 7.02. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness created hereunder or under the Subsidiary Guarantees;
          (b) Indebtedness existing on the date hereof and set forth in Schedule 7.02;
          (c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

          (d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;
          (e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $150,000,000 at any time outstanding;
          (f) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists or is committed at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the Borrower and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 7.01 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition had occurred on the first day of each relevant period for testing such compliance;
          (g) Indebtedness of the Borrower or any Subsidiary incurred (a) as an account party in respect of trade letters of credit issued in the ordinary course of business and (b) in connection with standby letters of credit in an aggregate principal amount not exceeding $40,000,000 at any time outstanding;
          (h) Indebtedness of the Borrower or any Subsidiary in respect of commercial paper; provided that the aggregate amount of such Indebtedness, when added to the aggregate amount of outstanding Loans and L/C Obligations, shall not exceed the aggregate amount of the Commitments;
          (i) Subordinated Indebtedness;
          (j) any refinancings, refundings, renewals or extensions of Indebtedness permitted hereunder that do not increase the outstanding principal amount of such Indebtedness;
          (k) additional Indebtedness not otherwise permitted hereunder secured by Liens and not exceeding $25,000,000 in aggregate principal amount at any time outstanding;
          (l) Indebtedness not otherwise permitted hereunder, not secured by any Lien and incurred after the date hereof and not exceeding $50,000,000 in aggregate principal amount at any time outstanding; provided that the Borrower and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such Indebtedness, with the covenants contained in Section 7.01 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such Indebtedness had been incurred on the first day of each relevant period for testing such compliance;
          (m) Indebtedness under or in respect of Bilateral Agreements; and
          (n) Indebtedness of the Borrower incurred as a result of a mortgage, sale and leaseback or similar transaction with respect to the Principal Offices.

          SECTION 7.03. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Permitted Encumbrances;
          (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 7.03; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (c) Liens arising by the terms of letters of credit entered into in the ordinary course of business to secure reimbursement obligations and other obligations in connection therewith;
          (d) Liens solely constituting the right of any other Person to a share of any licensing royalties (pursuant to a licensing agreement or other related agreement entered into by the Borrower or any of its Subsidiaries with such Person in the ordinary course of the Borrower’s or such Subsidiary’s business) otherwise payable to the Borrower or any of its Subsidiaries; provided that such right shall have been conveyed to such Person for consideration received by the Borrower or such Subsidiary on an arm’s-length basis;
          (e) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority for the payment of money in aggregate amount not to exceed $35,000,000 in any fiscal year at any time outstanding;
          (f) Liens arising in connection with factoring accounts receivable related to any acquired Subsidiary; provided that such factoring shall not continue for a period longer than one year from the date such Subsidiary is acquired;
          (g) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (h) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 7.02, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

          (i) Liens securing Indebtedness permitted under Sections 7.02(j), 7.02(k) and 7.02(n); provided that with respect to Indebtedness incurred pursuant to Section 7.02(j) no such Lien is spread to cover additional property;
          (j) any Springing Liens; and
          (k) Liens granted to secure other existing Indebtedness of the Borrower if required to be granted due to the grant of a Springing Lien.
          SECTION 7.04. Fundamental Changes. Except in connection with transactions otherwise permitted pursuant to Section 7.05 or 7.06, the Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if required to be so under Section 6.10, a Subsidiary Guarantor, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary which is a Subsidiary Guarantor and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.05.
          SECTION 7.05. Investments, Loans, Advances, Guarantees and Acquisitions; Hedging Agreements. (a) The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
     (i) existing investments not otherwise permitted under this Agreement and described in Schedule 7.05(i) hereto;
     (ii) investments made in accordance with the investment policy of the Borrower as set forth on Schedule 7.05(ii) hereto; as provided that any material amendment or other material modification to such policy is subject to the approval of the Administrative Agent in its reasonable discretion;
     (iii) investments by the Borrower in the capital stock of its Subsidiaries;
     (iv) Permitted Acquisitions not to exceed in any period of four consecutive fiscal quarters (A) $100,000,000, or (B) if the Leverage Ratio as at the last day of any two consecutive fiscal quarters is less than 1.50:1.00, $200,000,000.

     (v) investments received in connection with the bona fide settlement of any defaulted Indebtedness or other liability owed to the Borrower or any Subsidiary;
     (vi) advances or loans made in the ordinary course of business to employees of the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding;
     (vii) loans or advances to third party contractors, suppliers or customers in the ordinary course of business and consistent with past practice;
     (viii) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary;
     (ix) guarantees by the Borrower or any Subsidiary of obligations of the Borrower or any other Subsidiary which do not constitute Indebtedness;
     (x) Guarantees constituting Indebtedness permitted by Section 7.02; and
     (xi) any other investments in, advances or loans to or Guarantees of, any Person in an aggregate amount not to exceed $75,000,000 at any time outstanding; provided that such amount may be increased by $20,000,000 in connection with the joint venture described in Schedule 7.05(iii).
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business (including, without limitation, Hedging Agreements in connection with the Borrower’s stock repurchase program) to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.
          SECTION 7.06. Limitation on Sale of Assets. Except in the ordinary course of business, the Borrower will not, and will not permit any of its Subsidiaries to, sell, convey, lease, transfer or otherwise dispose of (other than as otherwise permitted by Section 7.04 or 7.05) all or any substantial part of its assets; provided that the foregoing shall not prohibit any such sale, conveyance, lease, transfer or disposition (i) which (x) is for a price not materially less than the fair market value of such assets of the Borrower or such Subsidiary, (y) would not materially impair the ability of the Borrower to perform its obligations under this Agreement and (z) together with all other such sales, conveyances, leases, transfers and dispositions, would have no Material Adverse Effect, (ii) of assets that individually or in the aggregate constitute less than 10% of the total assets of the Borrower and its Subsidiaries taken as a whole or (iii) of assets in connection with factoring arrangements with respect to any acquired Subsidiary, provided that such factoring arrangements do not continue longer than a year after such Subsidiary is acquired by the Borrower.
          SECTION 7.07. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (b) so long as no Default or Event of Default has occurred and is continuing, the Borrower may declare and pay quarterly cash dividends with respect to its capital stock not in excess of $0.06 per share, (c) any Subsidiary may declare and pay dividends to the Borrower or, in the case of any Subsidiary that is wholly owned by another Subsidiary, to such other Subsidiary, (d) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (e) so long as no Default or Event of Default has occurred and is continuing, the Borrower may repurchase its capital stock pursuant to its stock repurchase program; provided that such repurchases shall not exceed $25,000,000 in any fiscal year, and (f) so long as no Default or Event of Default has occurred and is continuing, the Borrower may repurchase its capital stock and declare and pay dividends with respect to its capital stock; provided that, for any period of four consecutive fiscal quarters, such capital stock repurchases and dividends shall not in the aggregate exceed 50% of Consolidated Net Income for such period of four consecutive fiscal quarters.
          SECTION 7.08. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 7.07.
          SECTION 7.09. Changes in Fiscal Periods. The Borrower will not, and will not permit any of its Subsidiaries to, permit the fiscal year of such Borrower to end on a day other than the last Saturday closest to December 31 or change such Borrower’s method of determining fiscal quarters.
          SECTION 7.10. Lines of Business. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any business, either directly or through any Subsidiary, except for Permitted Lines of Business.
          SECTION 7.11. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

Schedule 1.01(a)

					Outstanding
Mexx Credit Lines		Credit Lines		U.S.$ Credit Lines	as of 8/2/08
Ing Bank	euro	21,000,000			16,390,000
HSBC	euro	15,000,000			14,080,000
HSBC — UK LCE	euro	2,410,000			0
Fortis Bank	euro	26,000,000			16,000,000
Citibank	euro	20,000,000			16,930,000
Citibank	euro	9,500,000			100,000
Artesia Bank	euro	0			0
Commerzbank	euro	2,000,000			0
HSBC HK	euro	6,320,000			0
Bank Austria	euro	20,000			0
Other		0			0

1.5553		€102,250,000		$159,029,425	€63,500,000	$98,761,550

Liz Claiborne Canada

HSBC — Canada
@	1.0273	5,000,000	CAD	$4,867,127	CAD 0	$0

			Lines	$163,896,552	Total Debt	$98,761,550

L/C Standby Credit Lines

				Lines		outstanding

HSBC				$15,250,000		$14,364,758

						Outstanding
L/C Credit Lines				$ Credit Lines		as of 8/2/08

Wachovia Bank				$75,000,000		$52,369,691
Bank of America				$75,000,000		$47,913,699
Huntington National Bank				$50,000,000		$33,635,158
JP Morgan Chase				$85,000,000		$33,191,311

				$285,000,000		$167,109,860

Note: Mexx has o/s LCs = $13.4mm and o/s Standby LCs = $11.1mm. The credit lines for these facilities are part of the Euro 102.25mm above. Synthetic Lease — Ohio & RI Distribution Centers

SunTrust Bank						$19,000,000
US Bank						$13,806,207

						$32,806,207

Schedule 7.05(iii)
Kate Spade Joint Venture — The Borrower is planning to enter into a joint venture with a Japanese partner to pursue business opportunities for the Kate Spade brand in Japan. It is expected to be set up as an independent legal entity owned by Kate Spade and the Japanese partner.